 Letter of Intent (“LOI”)

Between:

BCO Hydrocarbon Ltd. (“BCO”)
8520 NE 25th Street,
Clyde Hill, WA 98004-1645

And

Mr. Andrew Krieger (“AK”)
366 Whitman Street
Haworth, NJ, 07641

(hereinafter collectively referred to as the “Parties”)

Whereas the Parties are desirous of completing a transaction that will exchange certain oil and gas property interests for shares (the “Share Exchange”), the Parties have agreed to provide their best efforts to create and execute an agreement that will materially reflect the following:

Definitions:

“Property Interests” are oil and gas exploitation rights, in any and all forms which may include but are not limited to, royalties and/or working interests, which are attached to the properties as set out on Schedule A attached hereto;

“Shares” are restricted common voting shares of BCO;

“Share Exchange” is the exchange of Shares for Property Interests contemplated by this LOI;

“Definitive Agreement” is the formal legal agreement contemplated by this LOI

Agreements:

1.
Share Exchange - AK will transfer, to BCO, all of AK’s Property Interests as set out on Schedule A attached hereto, in exchange for the appropriate number of Shares, post-Share Exchange, to equal 80% of the then issued and outstanding common voting shares of BCO. The Parties acknowledge and agree that the Shares will be transferred from current shareholders, NOT from the BCO treasury.

2.	Shareholder approval - the Share Exchange will be subject to BCO shareholder approval, such approval to be sought no later than December 15, 2009.

3.	Closing Date - the Parties agree to use their best efforts to execute the Definitive Agreement on or before November 15, 2009.

4.	Warranty - AK represents and warrants that he has full right and authority to deal in an unrestricted manner with the Property Interests set out in Schedule A attached hereto;

5.	Costs - each Party is responsible for its own costs related to the preparation and execution of the Definitive Agreement contemplated by this LOI;

6.	Due-Diligence - Each Party is responsible for its own due diligence, at its own cost.

7.
Confidentiality - The Parties acknowledge and agree that in the course of due diligence, the Parties may have access to or acquire information which is strictly confidential, not publicly known, has value from not being publicly known, and is subject to efforts of the Parties to maintain its confidentiality. The Parties agree that the Information shall be used or disclosed only as necessary for the purpose of carrying out due diligence. The Parties agree that during the course of due diligence and after to keep confidential and refrain from using or disclosing, directly or indirectly, any of the Information for any purpose.

Signed and agreed this 8thday of November, 2009.

BCO Hydrocarbon Ltd.

/s/ Daniel P. Brooks                                                                                     /s/ Andrew Krieger
Per: Mr. Daniel P. Brooks, C.E.O.                                                               Mr. Andrew Krieger

Schedule “A”

Letter of Intent
Dated
November 8, 2009
Between
BCO Hydrocarbon Ltd. (“BCO”)
And
Mr. Andrew Krieger (“AK”)

Lands/leases/royalties of Mr. Andrew Krieger as described in the attached copies of the actual underlying agreements.

1 The leasehold with Chesapeake Appalachia LLC which covers 186 +/- acres of property (copies to be provided);

2 Leasehold to be entered into with BCO Hydrocarbon Ltd. which covers an additional 720+/- acres of properties in the same town of Livingston Manor, New York.